EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-09168, 333-60952, 333-91552, 333-111579, 333-129961, 333-129960, 333-202302, 333-175839, 333-165137, and 333-211941), Form S-3 (No. 333-213502) and Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-209648) on Form S-3 of our reports dated February 22, 2017, relating to the consolidated financial statements and financial statement schedule of Shire plc and subsidiaries, and the effectiveness of Shire plc and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Shire plc for the year ended December 31, 2016.

/s/ Deloitte LLP

London, United Kingdom
February 22, 2017